Exhibit 5


                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Affirmative Insurance Holdings, Inc, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 30th day of June, 2005.



AFFIRMATIVE INVESTMENT LLC

By: /s/ Avshalom Kalichstein
   ------------------------------
   Name:   Avshalom Kalichstein
   Title:  Authorized Person


AFFIRMATIVE ASSOCIATES LLC


By:  /s/ J. Christopher Flowers
   ------------------------------
    Name:   J. Christopher Flowers
    Title:  Authorized Person


J. CHRISTOPHER FLOWERS

/s/ J. Christopher Flowers
--------------------------------